Filed Pursuant to Rule 424(b)(3)

Registration No. 333-216286

The information in this preliminary Pricing Supplement is not complete and may be changed. This preliminary Pricing Supplement and the accompanying Prospectus Supplement and Prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 8, 2017 Preliminary Pricing Supplement dated , 2017 (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$               Contingent Coupon Autocallable Notes Linked to the VanEck VectorsTM Gold Miners ETF due August 31, 2020

We, Canadian Imperial Bank of Commerce (the “Bank” or “CIBC”), are offering $               aggregate principal amount of our Contingent Coupon Autocallable Notes Linked to the VanEck VectorsTM Gold Miners ETF due August 31, 2020 (CUSIP 13605WEY3 / ISIN US13605WEY30) (the “Notes”). The Notes are senior unsecured debt securities of CIBC that do not pay interest at a specified rate, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described in this pricing supplement. Whether the Notes pay a semi-annual contingent coupon, whether the Notes are automatically called prior to maturity and, if they are not automatically called, whether you are repaid the principal amount of your Notes at maturity will depend in each case upon the Closing Price of the VanEck VectorsTM Gold Miners ETF (the “Reference Asset”) on the relevant Valuation Date.

The Notes provide semi-annual Contingent Coupon Payments at a rate of [5.125% to 5.375%] ([10.25% to 10.75%] per annum) until the earlier of maturity or automatic call if, and only if, the Closing Price of the Reference Asset on the applicable semi-annual Valuation Date is greater than or equal to the Coupon Barrier Price. However, if the Closing Price of the Reference Asset on a Valuation Date is less than the Coupon Barrier Price, you will not receive any Contingent Coupon Payment for the relevant semi-annual period. If the Closing Price of the Reference Asset is less than the Coupon Barrier Price on every Valuation Date, you will not receive any Contingent Coupon Payments throughout the entire term of the Notes.

If the Notes have not been previously called, the amount that you will be paid on your Notes at maturity will be calculated as follows:

•                  If the Final Price of the Reference Asset on the Final Valuation Date is greater than or equal to the Principal Barrier Price: (i) the Principal Amount plus (ii) the Contingent Coupon Payment.

•                  If the Final Price of the Reference Asset on the Final Valuation Date is less than the Principal Barrier Price: (A) the Principal Amount plus (B) the Principal Amount multiplied by the Percentage Change.

If the Closing Price of the Reference Asset on any semi-annual Valuation Date other than the Final Valuation Date is greater than or equal to the Initial Price, we will automatically call the Notes and pay you on the applicable Call Payment Date your initial investment of $1,000.00 per note plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you. If, as of the Maturity Date, the Notes have not been called, investors may have downside market exposure to the Reference Asset, subject to any return previously realized in the form of Contingent Coupon Payments.

You will not participate in any appreciation of the Reference Asset. The Notes do not constitute a direct investment in the Reference Asset. By acquiring Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of the Reference Asset, and will not have any rights as an owner of the Reference Asset including, without limitation, rights to receive dividends or other distributions.

The Notes will be issued in the denomination of $1,000.00 and integral multiples of $1,000.00 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

The Notes are unsecured obligations of CIBC and all payments on the Notes are subject to the credit risk of CIBC. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this pricing supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See the “Additional Risk Factors” sections in this pricing supplement and the “Risk Factors” sections in the accompanying Prospectus Supplement and Prospectus.

	Initial Issue Price(1)(2)	Price to Public(1)(2)	Agent’s Commission	Proceeds to Issuer
Per Note	$1,000.00	100%	2.25%	97.75%
Total	$	$	$	$

(1)              Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $977.50 and $1,000.00 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)              Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $950.10 and $971.80 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about               , 2017 against payment in immediately available funds.

Janney Montgomery Scott

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”) and the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this pricing supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this pricing supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and Janney Montgomery Scott (“JMS”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and JMS is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of JMS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017:
https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

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SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the Prospectus Supplement dated March 28, 2017 and the Prospectus dated March 28, 2017, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Issuer” or the “Bank”)

Type of Note:	Contingent Coupon Autocallable Notes Linked to the VanEck VectorsTM Gold Miners ETF due August 31, 2020

Reference Asset:	VanEck VectorsTM Gold Miners ETF (ticker “GDX”)

CUSIP/ISIN:	CUSIP: 13605WEY3 / ISIN: US13605WEY30

Minimum Investment:	$1,000.00 (one Note)

Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof.

Principal Amount:	$1,000.00 per Note

Aggregate Principal Amount of Notes:

Currency:	U.S. Dollars

Trade Date:	Expected to be August 28, 2017

Original Issue Date:	Expected to be August 31, 2017 (to be determined on the Trade Date and expected to be the third scheduled Business Day after the Trade Date)

Initial Price:	, the Closing Price on the Trade Date.

Contingent Coupon Payment:

On each Contingent Coupon Payment Date, you will receive payment at a per annum rate equal to the Contingent Coupon Rate (a “Contingent Coupon Payment”) if, and only if, the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to the Coupon Barrier Price.

If the Closing Price of the Reference Asset on any Valuation Date is less than the Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the Closing Price of the Reference Asset is less than the Coupon Barrier Price on all semi-annual Valuation Dates, you will not receive any Contingent Coupon Payments over the term of the Notes.

Each semi-annual Contingent Coupon Payment, if any, will be calculated per Note as follows: $1,000.00 × Contingent Coupon Rate × (180/360). Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

Coupon Barrier Price:	, 75.00% of the Initial Price.

Contingent Coupon Payment Dates:

Each February 28 and August 31, commencing on February 28, 2018 and ending on the Maturity Date (the Maturity Date being the Contingent Coupon Payment Date with respect to the Final Valuation Date) or, if such day is not a Business Day, the first

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following Business Day, unless the first following Business Day is in the next calendar month, in which case the Contingent Coupon Payment will be made on the first preceding Business Day.

The Contingent Coupon Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Contingent Coupon Rate:	[10.25% to 10.75%] per annum ([5.125% to 5.375%] payable semi-annually in arrears).

Valuation Dates:

A “Valuation Date” means the date five scheduled Trading Days prior to the related Contingent Coupon Payment Date. The Valuation Date immediately preceding the Maturity Date, which we refer to as the “Final Valuation Date,” shall be the fifth scheduled Trading Day prior to the Maturity Date.

The Valuation Dates may be delayed by the occurrence of a Market Disruption Event (as defined below). See “Certain Terms of the Notes—Market Disruption Events” in this pricing supplement.

Trading Day:	A “Trading Day” means a day on which the principal trading market for the Reference Asset is open for trading.

Call Feature:

If the Closing Price of the Reference Asset on any Valuation Date other than the Final Valuation Date is greater than or equal to the Initial Price, we will automatically call the Notes and pay you on the applicable Call Payment Date your initial investment of $1,000.00 per Note plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you.

If the Notes are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the Notes after such Call Payment Date. You will not receive any notice from us if the Notes are automatically called.

Call Payment Date:

A “Call Payment Date” means the Contingent Coupon Payment Date following the relevant Valuation Date.

The Call Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Maturity Date:

Expected to be August 31, 2020. The Maturity Date is subject to the Call Feature and may be postponed upon the occurrence of a Market Disruption Event as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Payment at Maturity:

If the Notes have not been previously called, the Payment at Maturity will be calculated as follows:

•                  If the Final Price of the Reference Asset on the Final Valuation Date is greater than or equal to the Principal Barrier Price, then the Payment at Maturity will equal:

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Principal Amount + Contingent Coupon Payment for the Maturity Date

•                  If the Final Price of the Reference Asset on the Final Valuation Date is less than the Principal Barrier Price, then the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Final Price is less than the Principal Barrier Price, you will suffer a loss of a portion of the Principal Amount in an amount equal to the Percentage Change. Accordingly, you could lose up to 100% of your initial investment, subject to any return realized in the form of Contingent Coupon Payments, if any.

Final Price:	The “Final Price” of the Reference Asset will be the Closing Price of the Reference Asset on the Final Valuation Date.

Closing Price:

For any date of determination, the “Closing Price” of the Reference Asset will be the product of (i) the closing price of one share of the Reference Asset published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable, and (ii) the Adjustment Factor applicable to the Reference Asset on such date. In certain special circumstances, the Closing Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Certain Terms of the Notes—Market Disruption Events,” “Certain Terms of the Notes—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation,” and “Appointment of Independent Calculation Experts” in this pricing supplement.

The applicable Bloomberg page for the Reference Asset as of the date of this pricing supplement is GDX <EQUITY>.

Adjustment Factor:

The “Adjustment Factor” means, with respect to one share of the Reference Asset (or one unit of any other security for which a Closing Price must be determined), 1.0, subject to adjustment if and when certain events affect the shares of the Reference Asset. See “Certain Terms of the Notes—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation” below.

Percentage Change:

The “Percentage Change,” expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows for the Reference Asset:

Final Price – Initial Price

Initial Price

For the avoidance of doubt, the Percentage Change may be a negative value.

Principal Barrier Price:	, 75.00% of the Initial Price.

Principal at Risk:	You may lose all or a substantial portion of your initial investment at maturity if the Final Price of the Reference Asset on the Final Valuation Date is below the Principal Barrier Price.

Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different Calculation Agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at its sole discretion, and, in

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the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Fees and Expenses:

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes.

Certain U.S. Benefit Plan Investor Considerations:	For a discussion of benefit plan investor considerations, please see “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Prospectus.

Clearance and Settlement:

We will issue the Notes in the form of a fully registered global note registered in the name of the nominee of DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture.

Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

•                  You seek an investment with semi-annual Contingent Coupon Payments at a rate of [5.125% to 5.375%] ([10.25% to 10.75%] per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Price of the Reference Asset on the applicable Valuation Date is greater than or equal to the Coupon Barrier Price.

•                  You understand that if the Closing Price of the Reference Asset on the Final Valuation Date has declined below the Principal Barrier Price, you will be fully exposed to the decline from the Initial Price and will lose more than 25.00%, and possibly up to 100%, of the Principal Amount at maturity.

•                  You are willing to accept the risk that you may not receive any Contingent Coupon Payment on one or more, or any, semi-annual Contingent Coupon Payment Dates over the term of the Notes and may lose up to 100% of the Principal Amount of the Notes at maturity.

•                  You understand that the Notes may be automatically called prior to maturity and that the term of the Notes may be as short as approximately six months.

•                  You understand and are willing to accept the full downside risks of the Reference Asset.

•                  You are willing to forgo participation in any appreciation of the Reference Asset.

•                  You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•                  You seek a liquid investment or are unable or unwilling to hold the Notes to maturity.

•                  You are unwilling to accept the risk that the Closing Price of the Reference Asset on the Final Valuation Day may decline by more than 25.00%, and possibly up to 100%, from the Initial Price.

•                  You seek exposure to the upside performance of the Reference Asset.

•                  You require full payment of the Principal Amount of the Notes at maturity.

•                  You are unwilling to purchase Notes with an estimated value as of the Trade Date that is lower than the Principal Amount.

•                  You seek certainty of current income over the term of the Notes.

•                  You seek a security with a fixed term.

•                  You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing up to 100% of your initial investment.

•                  You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to an investment in the Notes.

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CERTAIN TERMS OF THE NOTES

Payments of Principal and Interest

In the event that the stated Maturity Date is not a Business Day, then relevant repayment of principal will be made on the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the relevant repayment of principal will be made on the first preceding Business Day (“Modified Following Business Day Convention”).

We describe payments as being based on a “day count fraction” of “30/360, unadjusted, Modified Following Business Day Convention.” This means that the number of days in each Contingent Coupon Payment period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Contingent Coupon Payment period will not be adjusted if a Contingent Coupon Payment Date falls on a day that is not a Business Day (“unadjusted”). We will pay any interest payable on any Contingent Coupon Payment Date other than the Maturity Date to the persons in whose names the Notes are registered at the close of business one Business Day prior to such Contingent Coupon Payment Date.

If any Contingent Coupon Payment Date or Call Payment Date falls on a day that is not a Business Day (including any Contingent Coupon Payment Date that is also the Maturity Date), the relevant Contingent Coupon Payment Date or Call Payment Date will be the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the Contingent Coupon Payment Date or Call Payment Date will be the first preceding Business Day under the Modified Following Business Day Convention.

Market Disruption Events

If a Market Disruption Event occurs or is continuing on any scheduled Valuation Date, then such Valuation Date will be postponed to the first succeeding day that is a Trading Day and on which a Market Disruption Event has not occurred and is not continuing. If a Market Disruption Event occurs or is continuing on each Trading Day to and including the seventh Trading Day following the Valuation Date, the Closing Price of the Reference Asset will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh Trading Day, regardless of the occurrence or continuation of a Market Disruption Event on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Price of the Reference Asset that would have prevailed in the absence of the Market Disruption Event. No interest will accrue as a result of delayed payment. In the event the Final Valuation Date is postponed as a result of a Market Disruption Event, the Maturity Date shall be five Business Days after the Final Valuation Date, as so postponed.

A “Market Disruption Event” means any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the Reference Asset:

(A)                        the occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the Reference Asset or any Successor Fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise;

(B)                        the occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the Reference Asset or any Successor Fund (as defined below) on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

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(C)                        the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the Reference Asset or any Successor Fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day;

(D)                        the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the Reference Asset or any Successor Fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day;

(E)                         the closure of the relevant stock exchange or any related futures or options exchange with respect to the Reference Asset or any Successor Fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day;

(F)                          the relevant stock exchange or any related futures or options exchange with respect to the Reference Asset or any Successor Fund fails to open for trading during its regular trading session; or

(G)                        any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

For purposes of determining whether a Market Disruption Event has occurred:

(1)                          “close of trading” means the scheduled closing time of the relevant stock exchange with respect to the Reference Asset or any Successor Fund; and

(2)                          the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any Trading Day for the Reference Asset or any Successor Fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours.

(3)                          the “relevant stock exchange” for the Reference Asset means the primary exchange or quotation system on which shares (or other applicable securities) of the Reference Asset are traded, as determined by the Calculation Agent.

(4)                          the “related futures or options exchange” for the Reference Asset means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset.

Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation

Anti-dilution Adjustments

The Calculation Agent will adjust the Adjustment Factor as specified below if any of the events specified below occurs with respect to the Reference Asset and the effective date or ex-dividend date, as applicable, for such event is after the Trade Date and on or prior to a Valuation Date.

The adjustments specified below do not cover all events that could affect the Reference Asset, and there may be other events that could affect the Reference Asset for which the Calculation Agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the Notes upon the occurrence of other events that

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affect or could potentially affect the market price of, or shareholder rights in, the Reference Asset, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the Notes. In addition, the Calculation Agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the Notes. All determinations made by the Calculation Agent in making any adjustments to the terms of the Notes, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the Notes, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Reference Asset.

For any event described below, the Calculation Agent will not be required to adjust the Adjustment Factor unless the adjustment would result in a change to the Adjustment Factor then in effect of at least 0.10%. The Adjustment Factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)                        Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of securities which a holder of one share (or other applicable security) of the Reference Asset before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)                        Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the Notes are linked has been made ratably to all holders of record of such shares (or other applicable security), then the Adjustment Factor will be adjusted on the ex-dividend date to equal the prior Adjustment Factor plus the product of the prior Adjustment Factor and the number of shares (or other applicable security) of the Reference Asset which a holder of one share (or other applicable security) of the Reference Asset before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the Reference Asset paid or distributed is based on a fixed cash equivalent value.

(C)                        Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the Adjustment Factor will be adjusted on the ex-dividend date to equal the product of the prior Adjustment Factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the Reference Asset on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the Reference Asset on the Trading Day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

a.              “extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the Calculation Agent determines, in its sole discretion, is extraordinary or special; and

b.              “extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Reference Asset will equal the amount per share (or other applicable security) of the Reference Asset of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the Calculation Agent in its sole discretion.

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A distribution on the securities of the Reference Asset described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)                        Other Distributions

If a distribution of any non-cash assets is declared or made to all holders of the shares (or other applicable security) of the Reference Asset, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the Calculation Agent may, in its sole discretion, make such adjustment (if any) to the Adjustment Factor as it deems appropriate in the circumstances. If the Calculation Agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the Notes that results solely from the applicable event.

(E)                         Reorganization Events

If the Reference Asset, or any Successor Fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the Reference Asset is not the surviving entity (a “Reorganization Event”), then, on or after the date of such event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Adjustment Factor or the method of determining the Payment at Maturity or any other terms of the Notes as the Calculation Agent determines appropriate to account for the economic effect on the Notes of such event, and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may deem such event a Liquidation Event (as defined below).

Liquidation Events

If the Reference Asset is de-listed, liquidated or otherwise terminated (a “Liquidation Event”), and a successor or substitute exchange traded fund exists that the Calculation Agent determines, in its sole discretion, to be comparable to the Reference Asset, then, upon the Calculation Agent’s notification of that determination to the trustee and the Bank, any subsequent Closing Price for the Reference Asset will be determined by reference to the Closing Price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “Successor Fund”), with such adjustments as the Calculation Agent determines are appropriate to account for the economic effect of such substitution on holders of the Notes.

If the Reference Asset undergoes a Liquidation Event prior to, and such Liquidation Event is continuing on, the date that any Closing Price of the Reference Asset is to be determined and the Calculation Agent determines that no Successor Fund is available at such time, then the Calculation Agent will, in its discretion, calculate the Closing Price for the Reference Asset on such date by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Reference Asset, provided that if the Calculation Agent determines in its discretion that it is not practicable to replicate the Reference Asset (including but not limited to the instance in which the underlying index sponsor discontinues publication of the underlying index), then the Calculation Agent will calculate the Closing Price for the Reference Asset in accordance with the formula last used to calculate such Closing Price before such Liquidation Event, but using only those securities that were held by the Reference Asset immediately prior to such Liquidation Event without any rebalancing or substitution of such securities following such Liquidation Event.

If a Successor Fund is selected or the Calculation Agent calculates the Closing Price as a substitute for the Reference Asset, such Successor Fund or Closing Price will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a Market Disruption Event exists. Notwithstanding these alternative arrangements, a Liquidation Event with respect to the Reference Asset may adversely affect the value of the Notes.

If any event is both a Reorganization Event and a Liquidation Event, such event will be treated as a Reorganization Event for purposes of the Notes unless the Calculation Agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

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Alternate Calculation

If at any time the method of calculating the Reference Asset or a Successor Fund, or the underlying index, is changed in a material respect, or if the Reference Asset or a Successor Fund is in any other way modified so that the Reference Asset does not, in the opinion of the Calculation Agent, fairly represent the price of the securities of the Reference Asset or such Successor Fund had such changes or modifications not been made, then the Calculation Agent may, at the close of business in New York City on the date that any Closing Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a Closing Price of the Reference Asset comparable to the Reference Asset or such Successor Fund, as the case may be, as if such changes or modifications had not been made, and calculate the Closing Price and the Payment at Maturity and determine whether the Notes are automatically called on any call date with reference to such adjusted Closing Price of the Reference Asset or such Successor Fund, as applicable.

Calculation Agent

We or one of our affiliates will act as Calculation Agent for the Notes and may appoint agents to assist it in the performance of its duties. See “Risk Factors—There Are Potential Conflicts Of Interest Between You And The Calculation Agent” in this pricing supplement. We may appoint a different Calculation Agent without your consent and without notifying you.

The Calculation Agent will determine the Payment at Maturity you receive at stated maturity. In addition, the Calculation Agent will, among other things:

•                  determine whether a Market Disruption Event has occurred;

•                  determine if adjustments to the Adjustment Factor are warranted under various circumstances; and

•                  if the Reference Asset undergoes a Liquidation Event, select a Successor Fund (as defined above) or, if no Successor Fund is available, determine the Closing Price.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “—Market Disruption Events,” “—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation—Anti-dilution Adjustments,” “—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation—Liquidation Events,” or “—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation—Alternate Calculation” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the securities held by the Reference Asset are traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

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Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the section “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Maturity Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities—Events of Default” beginning on page 7 of the accompanying Prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

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HYPOTHETICAL PAYMENTS ON THE NOTES

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Price, the Final Price or the Closing Price of the Reference Asset on any Valuation Date or on any Trading Day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate Principal Amount of $1,000.00, a hypothetical Initial Price of $100.00, a hypothetical Coupon Barrier Price of $75.00 (75.00% of the Initial Price), a hypothetical Principal Barrier Price of $75.00 (75.00% of the Initial Price), a hypothetical Contingent Coupon Rate equal of 10.50% per annum (5.25% per semi-annual period) (which is the midpoint of the range set forth on the cover page of this pricing supplement), and that no Market Disruption Event occurs on any Valuation Date. Amounts below may have been rounded for ease of analysis.

Example 1. Notes are Called on the First Valuation Date

Valuation Date	Hypothetical Closing Price	Hypothetical Payment (Per Note)
First	$110 (greater than Initial Price – callable)	$1,052.50 (Principal Amount plus Contingent Coupon Payment)

If on the first Valuation Date the Closing Price is $110.00, which is greater than the Initial Price of $100.00, the Notes will be automatically called. The Bank will pay you on the Call Payment Date $1,052.50 per Note, reflecting the Principal Amount plus the $52.50 Contingent Coupon Payment.

Example 2.  Notes are Not Called and the Final Price of the Reference Asset is not below the Principal Barrier Price:

Valuation Date	Hypothetical Closing Price	Hypothetical Payment (Per Note)
First through fifth	$90 (less than Initial Price, greater than Coupon Barrier Price)	On each Contingent Coupon Payment Date: $52.50, for a total of $262.50 (Contingent Coupon Payments)
Final Valuation Date	$95 (less than Initial Price, greater than Principal Barrier Price)	$1,052.50 (Principal Amount plus Contingent Coupon Payment)

If the Closing Prices on each of the first through fifth Valuation Dates are less than the Initial Price but greater than the Coupon Barrier Price, Contingent Coupon Payments will be made on the relevant Contingent Coupon Payment Dates and the Notes will not be called.  If on the Final Valuation date, the Final Price is $95.00, which is greater than the Principal Barrier Price but less than the Initial Price, the Bank will pay at maturity a total of $1,052.50 per Note, reflecting the Principal Amount plus the $52.50 Contingent Coupon Payment. In addition to earlier Contingent Coupon Payments, the Bank will have paid you a total of $1,315.00 per Note.

Example 3. The Notes are Not Called and the Final Price of the Reference Asset is below the Principal Barrier Price:

Valuation Date	Hypothetical Closing Price	Hypothetical Payment (Per Note)
First through fifth	$80 (less than Initial Price, greater than Coupon Barrier Price)	On each Contingent Coupon Payment Date: $52.50, for a total of $262.50 (Contingent Coupon Payments)
Final Valuation Date	$50 (less than Initial Price, less than Principal Barrier Price)	[$1,000.00 + ($1,000.00 x Percentage Change)] = $1,000.00 + [$1,000.00 x (-50.00%)] = $500.00 (Payment at Maturity)

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If the Closing Prices on each of the first through fifth Valuation Dates are less than the Initial Price but greater than the Coupon Barrier Price, Contingent Coupon Payments will be made on the relevant Contingent Coupon Payment Dates and the Notes will not be called. If on the Final Valuation Date the Final Price is less than the Principal Barrier Price the Bank will pay you at maturity the Principal Amount plus the product of the Principal Amount and Percentage Change, in this case equaling $500.00 per Note, and no additional Contingent Coupon Payment will be made. When added to the Contingent Coupon Payments of $262.50 paid in respect of prior Valuation Dates, the Bank will have paid you approximately $762.50 per Note.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes Do Not Guarantee Any Return Of Principal; You May Suffer A Loss Of All Or A Substantial Portion Of The Principal Amount Of Your Notes.

The Notes do not guarantee any return of principal. The repayment of any principal on the Notes at maturity depends on the Final Price of the Reference Asset. The Bank will only repay you the full Principal Amount of your Notes if the Final Price of the Reference Asset on the Final Valuation Date is equal to or greater than the Principal Barrier Price. If the Final Price of the Reference Asset on the Final Valuation Date is less than the Principal Barrier Price you may lose all or a substantial portion of your initial investment in an amount equal to the negative Percentage Change, subject to any return realized in the form of Contingent Coupon Payments. Accordingly, you could lose all or a substantial portion of your initial investment in the Notes if the Final Price of the Reference Asset on the Final Valuation Date is less than the Principal Barrier Price.

The Automatic Call Feature Limits Your Potential Return.

The appreciation potential of the Notes as of any Valuation Date is limited to your initial investment plus the applicable Contingent Coupon Payment otherwise due on such day. In addition, if the Notes are called, which may occur as early as the first Valuation Date, the amount of interest payable on the Notes will be less than the full amount of interest that would have been payable if the Notes had not been called prior to maturity. If the Notes are automatically called, you will lose the opportunity to continue to potentially accrue and be paid Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the Notes could be minimal. Because of the automatic call feature, the term of your investment in the Notes may be limited to a period that is shorter than the original term of the Notes and may be as short as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Notes.

On each Contingent Coupon Payment Date you will receive a Contingent Coupon Payment if, and only if, the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to the Coupon Barrier Price. If the Closing Price of the Reference Asset on any Valuation Date is less than the Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date, and if the Closing Price of the Reference Asset is less than the Coupon Barrier Price on each Valuation Date over the term of the Notes, you will not receive any Contingent Coupon Payments over the entire term of the Notes.

Your Return On The Notes Will Be Limited To The Contingent Coupon Payments Paid On The Notes, If Any.

The Payment at Maturity will not exceed the Principal Amount plus the final Contingent Coupon Payment and any positive return you receive on the Notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. Therefore, if the appreciation of the Reference Asset exceeds the sum of the Contingent Coupon Payments made to you, if any, the Notes will underperform an investment in securities linked to the Reference Asset providing full participation in the appreciation. Accordingly, the return on the Notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Reference Asset.

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Your Return May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in the securities included in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

If The Price Of The Reference Asset Changes, The Market Value Of Your Notes May Not Change In The Same Manner.

Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased” below.

We Have No Affiliation With The Reference Asset Or The Sponsor Or Publisher Of The Underlying Index And Have Not Independently Verified Their Public Disclosure Of Information.

We are not affiliated in any way with the Reference Asset or the publisher or sponsor of the NYSE Arca Gold Miners Index, the underlying index (the “Index”), and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the management or calculation of the Reference Asset or the Index. None of the Reference Asset or the publisher or sponsor of the underlying Index has any obligation to consider your interest as an investor in the Notes in taking any actions that might affect the value of the Notes.  We have derived the information about the Reference Asset, the publisher of the Index and the Index contained herein from publicly available information, without independent verification, and we do not assume any responsibility for the adequacy of such information. You, as an investor in the Notes, should make your own investigation into the Reference Asset and the Index. The Reference Asset and the publisher and sponsor of the Index are not involved in the offering of the Notes made hereby in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of the Notes.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Reference Asset Or The Underlying Index.

Actions by any company whose securities are held by the Reference Asset or included in the underlying Index may have an adverse effect on the price of its security, the Final Price of the Reference Asset and the value of the Notes. These companies will not be involved in the offering of the Notes and will have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the Notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies will not be involved with the administration, marketing or trading of the Notes and will have no obligations with respect to the amounts to be paid to you at maturity or on any Contingent Coupon Payment Date.

The Reference Asset Does Not Measure The Performance Of Gold Bullion.

The Reference Asset measures the performance of shares of gold and silver mining companies and not gold bullion. Therefore the Reference Asset may under- or over-perform gold bullion over the short- or long-term.

An Investment In The Notes Is Subject To Risks Associated With Investing In Securities With Concentration In The Gold And Silver Mining Industry.

The Reference Asset seeks to track the performance of the NYSE Arca Gold Miners Index, which is comprised of the stocks of companies primarily engaged in the mining of gold or silver. The shares of the Reference Asset may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Reference Asset primarily invests in stocks and American depositary receipts of companies that are

PRS-16

involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the Reference Asset, and the value of Notes linked to the Reference Asset, are subject to certain risks associated with such companies. Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Similarly, silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.

An Investment In The Notes Is Subject To Risks Associated With Investing In The International Securities Market.

Investments in securities linked to the value of foreign equity securities involve particular risks. Your return on the Notes and the value of the Notes may be affected by factors affecting the international securities markets, specifically markets in the countries represented by the Reference Asset’s holdings.

A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Price of the Reference Asset, which could, in turn, adversely affect the value of the Notes. The foreign securities markets whose stocks comprise the Reference Asset may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

An Investment In The Notes Is Subject To Exchange Rate Risk.

Some of the underlying assets held by the Reference Asset (the “Reference Asset Constituents”) may be issued by non-U.S. issuers. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Reference Asset Constituents held by the Reference Asset are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the Reference Asset will be adversely affected and the price of the Reference Asset, and consequently the market value of the Notes, may decrease.

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The Amount To Be Paid At Maturity Will Not Be Affected By All Developments Relating To The Reference Asset.

Changes in the price of the Reference Asset during the term of the Notes before any Valuation Date or Valuation Dates will not be reflected in the calculation of the Payment at Maturity, unless the price of the Reference Asset trades or closes below the Principal Barrier Price on the Final Valuation Date (subject to adjustments as described herein, including those described under “Certain Terms of the Notes—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation”). The Calculation Agent will calculate this amount by comparing only the Final Price of the Reference Asset on the Final Valuation Date to the Initial Price and the Principal Barrier Price. No other price of the Reference Asset will be taken into account with respect to the Payment at Maturity. As a result, you may receive less than the principal amount of your Notes, even if the price of the Reference Asset on the Final Valuation Date has increased at certain times during the term of the Notes before decreasing to a price below the Initial Price or Principal Barrier Price as of the Final Valuation Date.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Reference Asset.

In the ordinary course of business, we, JMS or our respective affiliates may have expressed views on expected movements in the Reference Asset or the Reference Asset Constituents, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Reference Asset may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Asset or the Reference Asset Constituents from multiple sources, and you should not rely solely on our views or the views expressed by our affiliates. For additional information, see “Information Regarding the Reference Asset” in this pricing supplement and the public disclosures made by the publisher of the Reference Asset.

The Historical Performance Of The Reference Asset Should Not Be Taken As An Indication Of Its Future Performance.

The price of the Reference Asset will determine the amount to be paid on the Notes at maturity and whether the Notes will be called prior to maturity. The historical performance of the Reference Asset does not necessarily give an indication of its future performance. As a result, it is impossible to predict whether the price of the Reference Asset will rise or fall during the term of the Notes. The price of the Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

Anti-Dilution Adjustments Relating To The Shares Of The Reference Asset Do Not Address Every Event That Could Affect Such Shares.

An Adjustment Factor, as described herein, will be used to determine the Final Price of the Reference Asset. The Adjustment Factor will be adjusted by the Calculation Agent for certain events affecting the shares of the Reference Asset. However, the Calculation Agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the value of the Notes may be adversely affected.

Changes That Affect The Underlying Index Will Affect The Market Value Of The Notes And The Amount You Will Receive At Maturity.

The Reference Asset is an exchange traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Index. The policies of the sponsor of the Index (the “Index Sponsor”) concerning the calculation of the Index, additions, deletions or substitutions of the components of the Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Index and, therefore, could affect whether a Contingent Coupon Payment is payable, the amount of the Payment at Maturity, and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Index.

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The Reference Asset And The Index Are Different And The Performance Of The Reference Asset May Not Correlate With That Of The Index.

The performance of the Reference Asset may not exactly replicate the performance of the Index because the Reference Asset will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset, differences in trading hours between the Reference Asset and the Index or due to other circumstances. In addition, because the shares of the Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of the Reference Asset may differ from the net asset value per share of the Reference Asset.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Reference Asset.

You will not become a holder of shares of the Reference Asset or a holder of securities included in the Index as a result of owning a Note. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. You will have no right to receive delivery of any shares or securities at stated maturity or upon automatic call.

Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes.

We, JMS or one or more of our respective affiliates, may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we, JMS or one or more of our respective affiliates, may have in our or their proprietary account. We, JMS and our respective affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we, JMS and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this pricing supplement.

In addition, the Bank will serve as Calculation Agent for the Notes and will have sole discretion in calculating the amounts payable in respect of the Notes. Exercising discretion in this manner could adversely affect the value of the Notes.

The Calculation Agent Can Postpone The Determination Of A Closing Price Or The Final Price If A Market Disruption Event Occurs.

The determination of a Closing Price or the Final Price may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on any Valuation Date. If such a postponement occurs, then the applicable Valuation Date will be postponed to the first succeeding day that is a Trading Day and on which a Market Disruption Event has not occurred and is not continuing. In no event, however, will any Valuation Date be postponed by more than seven Trading Days. As a result, if a Market Disruption Event occurs or is continuing on the Final Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than seven Trading Days. No interest will accrue as a result of a delayed payment.

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If the determination of the Closing Price of the Reference Asset for any Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Price of the Reference Asset will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Price for the Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of the Reference Asset. See “Certain Terms of the Notes—Market Disruption Events” in this pricing supplement. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts” in this pricing supplement.

There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your Payment at Maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event has occurred, and make certain adjustments with respect to the Reference Asset if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the Payment at Maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts” in this pricing supplement.

No Assurance That The Investment View Implicit In The Notes Will Be Successful.

It is impossible to predict with certainty whether and the extent to which the price of the Reference Asset will rise or fall. There can be no assurance that the Final Price will be greater than the Principal Barrier Price. The Final Price may be influenced by complex and interrelated political, economic, financial and other factors that affect the securities included in the Reference Asset. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset will result in your receiving an amount greater than or equal to the Principal Amount of your Notes. Certain periods of historical performance of the Reference Asset would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past. See “Information Regarding The Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.

The Notes Are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

Your Investment Is Subject To The Credit Risk Of The Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations

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as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity or on a Call Payment Date, as applicable, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus.

The Indenture does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any securities. We and our affiliates will not pledge or otherwise hold any security for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any securities we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Reference Asset over the full term of the Note, (ii) volatility of the price of the Reference Asset and the market’s perception of future volatility of the price of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, the price of the Notes may be impacted by the fact that the Notes may be automatically called prior to maturity. Additionally, the interest rates of the Notes reflect not only our credit spread generally but also the automatic call feature of the Notes and thus may not reflect the rate at which a note without an automatic call feature might be issued and sold.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive up to 100% less than the original issue price if you sell your Notes prior to maturity.

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which JMS or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by JMS as a result of dealer discounts, mark-ups or other transaction costs.

The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes.

The Bank’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.

The Bank’s initial estimated value of the Notes is only an estimate, which is determined by reference to the Bank’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s

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assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, including the value of the Reference Asset, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which JMS or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s estimated value does not represent a minimum price at which JMS or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes could have an adverse effect on the economic terms of the Notes, the initial estimated value of the Notes on the Trade Date and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

Hedging Activities By The Bank May Negatively Impact Investors In The Notes And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Notes.

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

Any of these hedging activities may adversely affect the price of the Reference Asset and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

The Notes Will Not Be Listed On Any Securities Exchange Or Any Inter-Dealer Quotation System; There May Be No Secondary Market For The Notes; Potential Illiquidity Of The Secondary Market; Holding Of The Notes By JMS Or Its Or Our Affiliates And Future Sales.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any organized securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, JMS or any of its affiliates may (but are not obligated to) make a secondary market for the Notes and may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JMS or any of its affiliates are willing to transact. If none of JMS or any of its affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the

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Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

In addition, the Principal Amount of the Notes being offered may not be purchased by investors in the initial offering, and JMS or one or more of its or our affiliates may agree to purchase any unsold portion. JMS or such affiliate or affiliates intend to hold the Notes, which may affect the supply of the Notes available in any secondary market trading and therefore may adversely affect the price of the Notes in any secondary market trading. If a substantial portion of any Notes held by JMS or its or our affiliates were to be offered for sale following this offering, the market price of such Notes could fall, especially if secondary market trading in such Notes is limited or illiquid..

The Notes Are Not Insured By Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain U.S. Federal Income Tax Considerations” and “Certain Canadian Income Tax Consequences” in this pricing supplement.

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INFORMATION REGARDING THE REFERENCE ASSET

Included in the following pages is a brief description of the Reference Asset. This information has been obtained from publicly available sources.  Also set forth below is a table that provides the quarterly high and low closing prices, as well as end-of-period closing prices, for the Reference Asset. We obtained the historical closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You can obtain the price of the VanEck VectorsTM Gold Miners ETF at any time from Bloomberg under the symbol “GDX <EQUITY>”.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

The Reference Asset is registered under the Securities Exchange Act of 1934 (“Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We have not independently verified the accuracy or completeness of reports filed by the Reference Asset’s Investment Advisor (the “Investment Advisor”) with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the Investment Advisor from publicly available information, including its filings with the SEC. We have not conducted any independent review or due diligence about any such information. You are urged to conduct your own investigation into the Reference Asset and the Investment Advisor.

VanEck VectorsTM Gold Miners ETF

We have derived all information contained herein regarding the VanEck VectorsTM Gold Miners ETF (the “GDX Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by the VanEck Vectors ETF Trust (the “VanEck Vectors ETF Trust”), Van Eck Securities Corporation, and Van Eck Associates Corporation. The Bank has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund.

The GDX Fund is an investment portfolio maintained and managed by the VanEck Vectors ETF Trust and advised by Van Eck Associates Corporation. The VanEck Vectors ETF Trust is an open-end investment company registered under the Investment Company Act of 1940 that consists of numerous separate investment portfolios, including the GDX Fund. The GDX Fund seeks to replicate the performance of the NYSE Arca Gold Miners Index (the “Gold Miners Index”) by investing in a portfolio of securities that generally replicates the Gold Miners Index. The Gold Miners Index, calculated by NYSE Arca, is a modified market capitalization-weighted index consisting of common stocks and American depository receipts (“ADRs”) of publicly traded companies involved primarily in mining for gold and silver ore.

The GDX Fund, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the Gold Miners Index by investing in a portfolio of securities that generally replicates the Gold Miners Index. The GDX Fund normally invests at least 80% of its total assets in securities that comprise the Gold Miners Index. The GDX Fund is classified as a non-diversified fund and concentrates its investments in the industry or group of industries that the Gold Miners Index concentrates in.

As of June 30, 2017 the net expense ratio of the GDX Fund is expected to accrue at an annual rate of 0.51% of the GDX Fund’s average daily net asset value. Expenses of the GDX Fund reduce the net value of the assets held by the GDX Fund and, therefore, reduce value of the shares of the GDX Fund.

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As of June 30, 2017 the GDX Fund’s ten largest company holdings include: Barrick Gold Corporation (10.22%), Newmont Mining Corporation (9.47%), Franco-Nevada Corporation (7.05%), Newcrest Mining Ltd. (6.54%), Goldcorp Inc. (6.07%), Agnico Eagle Mines Ltd. (5.6%), Wheaton Precious Metals Corporation (4.63%), Randgold Resources Ltd. (4.31%); Royal Gold Inc. (2.98%), and Kinross Gold Corporation (2.94%).

In making your investment decision you should review the prospectus related to the GDX Fund, dated May 1, 2016, filed by the VanEck Vectors ETF Trust (“the GDX Fund Prospectus”) available at:

https://www.sec.gov/Archives/edgar/data/1137360/000093041316006598/c83635_485bpos.htm

In addition, the GDX Fund Prospectus is available on GDX Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the GDX Fund Prospectus entitled “Principal Risks of Investing in the Fund” and “Principal Investment Strategies.” CIBC has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying Prospectus Supplement and Prospectus.

The GDX Fund’s website is https://www.vaneck.com/etf/equity/gdx/overview/. Shares of the GDX Fund are listed on the NYSE Arca under ticker symbol “GDX.”

Information filed by the VanEck Vectors ETF Trust with the SEC under the Securities Act of 1933 (the “Securities Act”), the Investment Company Act of 1940 and/or the Exchange Act, as applicable, can be found by reference to its SEC file number: 333-123257 and 811-10325.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying Prospectus Supplement and Prospectus. CIBC has not conducted any independent review or due diligence of any publicly available information with respect to the GDX Fund.

Historical Information

The following graph sets forth daily Closing Prices of the GDX Fund for the period from January 1, 2012 to August 4, 2017. The Closing Price of the GDX Fund on August 4, 2017 was $22.32.

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The following table sets forth the high and low Closing Prices, as well as end-of-period Closing Prices, of the GDX Fund for each quarter in the period from January 1, 2012 through June 30, 2017 and from July 1, 2017 through August 4, 2017.

	High	Low	Last
2012
First Quarter	57.47	48.75	49.54
Second Quarter	50.39	39.34	44.77
Third Quarter	54.81	40.70	53.69
Fourth Quarter	54.25	44.85	46.39
2013
First Quarter	47.10	35.91	37.85
Second Quarter	37.45	22.22	24.49
Third Quarter	30.43	22.90	25.02
Fourth Quarter	26.54	20.39	21.13
2014
First Quarter	27.73	21.27	23.61
Second Quarter	26.45	22.04	26.45
Third Quarter	27.43	21.36	21.36
Fourth Quarter	21.94	16.59	18.38
2015
First Quarter	22.94	17.67	18.24
Second Quarter	20.82	17.76	17.76
Third Quarter	17.85	13.04	13.74
Fourth Quarter	16.90	13.08	13.72
2016
First Quarter	20.86	12.47	19.97
Second Quarter	27.71	19.53	27.71
Third Quarter	31.32	25.49	26.43
Fourth Quarter	25.96	18.99	20.92
2017
First Quarter	25.57	21.14	22.81
Second Quarter	24.57	21.10	22.08
Third Quarter through August 4, 2017	22.91	21.21	22.32

Disclaimer

VanEck Vectors™, Van Eck®, VanEck™, and GDX® are trademarks of Van Eck Global. The Notes are not sponsored, endorsed, sold, or promoted by Van Eck Global, VanEck Vectors ETF Trust, Van Eck Securities Corporation, Van Eck Associates Corporation, or their affiliates. Van Eck Global, VanEck Vectors ETF Trust, Van Eck Securities Corporation, Van Eck Associates Corporation and their affiliates make no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Van Eck Global, VanEck Vectors ETF Trust, Van Eck Securities Corporation, Van Eck Associates Corporation have no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

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USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the Principal Amount at maturity of the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the underlying measure or asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” and “Additional Risk Factors—Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes” in this pricing supplement.

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which JMS or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes” in this pricing supplement.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Material Tax Consequences—United States Taxation” in the accompanying Prospectus, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. tax; and United States expatriates. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether the Reference Asset (or components thereof) would be treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. We will report any Contingent Coupon Payment that is paid by us (including on the Maturity Date or upon an exercised call on a Call Payment Date) as includible in your income as ordinary income, taxable to you in accordance with your regular method of accounting for U.S. federal income tax purposes.

Additionally, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time (excluding the amount attributable to any Contingent Coupon Payment which is treated as ordinary income) and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes. If the Notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the Maturity Date.

Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, the Notes may be properly treated as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Asset written by you and purchased by us (the “Put Option”). The balance of this disclosure assumes this latter treatment is proper and will be respected for U.S. federal income tax purposes.

If the Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of the Notes is treated as issued for the principal amount of the Notes (if you are an initial purchaser) and that interest payments on the Notes are treated in part as payments of interest and in part as payments for the Put Option. Under this characterization, a percentage of each Contingent Coupon Payment would be treated as an interest payment for U.S. federal income tax purposes and a percentage of each Contingent Coupon Payment

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would be treated as payment for the Put Option for U.S. federal income tax purposes. The percentage treated as an interest payment for U.S. federal income tax purposes generally would equal our customary market borrowing rate for this type of instrument without taking into account the Reference Asset and associated terms, the remaining percentage of the Contingent Coupon Payment would be in consideration of the Put Option.

If you receive the cash payment of the full principal amount of your Notes upon the call or maturity, such payment is likely treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of the Notes) and (ii) the lapse of the Put Option which likely results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph. If you receive a cash payment upon the maturity of your Notes (excluding cash received as an Contingent Coupon Payment) of less than the full principal amount of your Notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your Notes) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your Notes over the amount that you received upon the maturity of the Notes (excluding cash received as an Contingent Coupon Payment) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described in the preceding paragraph is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described in the preceding paragraph is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

Upon the sale of Notes, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of the Notes if you are an initial purchaser of the Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of the Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of Notes, you would be required to allocate your purchase price for Notes between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your Notes, you may be subject to the market discount or amortizable bond premium rules. The rules regarding market discount and bond premium are complex and therefore you are urged to consult your tax advisors regarding these rules. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for the Notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess.

Another possible alternative treatment is that a Note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of a Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the sale, call or maturity of the Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Note. In general, your adjusted basis in the Note would be equal

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to the amount you paid for the Note, increased by the amount of interest you previously accrued with respect to the Note. Any gain you recognize upon the sale, call or maturity of the Note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to the Note, and thereafter would be capital loss.

If a Note is treated as a contingent payment debt instrument and you purchase a Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase a Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In 2008, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury have been considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above.

We do not believe that the “constructive ownership transaction” rules of Section 1260 of the Code apply to this offering.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus.

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CERTAIN CANADIAN INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

Pursuant to the terms of a distribution agreement, JMS will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Notes sold by JMS to the public will initially be offered at the price to public set forth on the cover page of this pricing supplement. JMS intends to purchase each of the Notes from the Bank at a purchase price equal to the price to public net of a commission of 97.75% of the Principal Amount of such Notes. Any Notes sold by JMS to securities dealers may be sold at an agreed discount to the price to public. The price to public for Notes purchased by certain fee-based advisory accounts may vary between 97.75% and 100% of the face amount of the Notes. Any sale of a Note to a fee-based advisory account at a price to public below 100% of the face amount will reduce the agent’s commission specified on the cover page of this pricing supplement with respect to such Note. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the securities dealer or dealers involved in the sale of the Notes to such advisory account but not by more than 2.25% of the face amount of the Notes. If all of the offered Notes are not sold at the price to public, JMS may change the offering price and the other selling terms. In addition to offers and sales at the price to public, JMS may offer the Notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

The Bank owns, directly or indirectly, all of the outstanding equity securities of JMS.  In accordance with FINRA Rule 5121, JMS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

JMS and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. JMS and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, JMS and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. JMS and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

JMS may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify JMS against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

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